Exhibit 5.1
[Jones Day Letterhead]
May 6, 2010
Oclaro, Inc.
2584 Junction Avenue
San Jose, California 95134
Re: 6,900,000 Shares of Common Stock of Oclaro, Inc.
Ladies and Gentlemen:
     We have acted as counsel to Oclaro, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 6,900,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), pursuant to the Underwriting Agreement, dated as of May 6, 2010 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., acting as representatives of the several underwriters named in Schedule II to the Underwriting Agreement.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Company’s Registration Statement on Form S-3 (File No. 333-145665) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day